PROMISSORY NOTE



$5,199.40                                                          May 28, 1998


        The undersigned, Navis Technologies, LTD ("Payor"), promises to pay to John R. Varsames ("Payee") or order the principal sum of five thousand one hundred and ninety-nine and 40/100 DOLLARS ($5,199.40) with interest accruing on the unpaid principal balance at the rate of twelve percent (12%) per annum, the entire principal balance plus accrued interest being due and payable on demand.

        Such payment(s) shall be made at Payee's residence located at Burlington, Vermont, or at such other place as the Payee hereof may designate in writing, and such payments and any other sum due hereunder shall be made in lawful money of the United States of America.

        This Note may be prepaid without penalty.

        In the case of default, the Payor agrees to pay the reasonable cost of collection, including reasonable attorneys' fees.

        Every maker, guarantor and endorser waives presentment, demand, protest, and notice and agrees that the time of payment may be extended without notice or previous consent.

                                                 Navis Technologies, LTD




ATTEST:    /S/                                   By:  /S/
       ---------------------------                  ---------------------------
       Peter M. Doremus, Secretary                  John R. Varsames, President




Paid in Full

Date:       4/9/99
     ----------------------

Signature:    /S/
          -----------------